Exhibit 1.01

The Timken Company

Conflict Minerals Report

For The Year Ended December 31, 2017

Section 1: Introduction

This Conflict Minerals Report (the “CMR”) is filed as an Exhibit to Form SD by The Timken Company (“Timken”, “we” or “our”) as required by Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2017 to December 31, 2017. References to internet websites herein are provided only as required by the Rule and information available through these websites is not incorporated by reference into this CMR. Statements in this CMR are based on our reasonable country of origin inquiry and due diligence activities performed in good faith and are based on information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data, lack of available smelter and refiner data, and errors or omissions by suppliers or smelters.

Timken engineers, manufactures and markets bearings, gear drives, belts, chain and related products, and offers a spectrum of powertrain rebuild and repair services. With more than 15,000 employees operating from 33 countries, Timken posted $3 billion in sales in 2017.

Section 2: Reasonable Country of Origin Inquiry

Timken has conducted, in good faith, a reasonable country of origin inquiry into the origin of tin, tantalum, tungsten and gold (“3TG”) that are necessary to the functionality or production of products that we manufacture or contract to manufacture, to determine whether the 3TG originated from the Democratic Republic of Congo or an adjoining country (each a “Covered Country”), or are from recycled or scrap sources.

We conducted a review of our product categories and product specifications, and through this review, we identified those products we manufacture or contract to manufacture for which any 3TG is or may be necessary to functionality or production. 3TG is not necessary to the functionality or production of the vast majority of the products we manufacture or contract to manufacture.

We identified the suppliers of the products (or their relevant components or materials) identified from the review described above that contain or may contain necessary 3TG (the “Impacted Suppliers”). Our supply chain is complex, and there are many indirect suppliers in the supply chain between us and the mines or locations of origin of our necessary 3TG. Therefore, we must rely on our direct and indirect suppliers to provide information about the origin of the 3TG in our products.

We sent each Impacted Supplier a form to complete, which included a series of questions seeking responsive information relating to the use and country of origin of any 3TG necessary to the functionality or production of that product, component or material, and required signed certifications as to the foregoing.

We evaluated all the responses received, and conducted additional follow-up with Impacted Suppliers where necessary.

Section 3: Design of Due Diligence Framework

We designed our due diligence measures to be in conformity in all material respects with the due diligence framework set forth in The Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for tin, tantalum, tungsten and gold.

Section 4: Due Diligence Measures Performed

We performed the following due diligence measures:

(i)	Establish strong company management systems

Conflict Minerals Policy Statement: Timken has adopted a conflict minerals policy statement, which can be found on our publicly available website at https://www.timken.com/about/global-citizenship/timken-conflict-minerals-policy/. The policy reflects Timken’s commitment to acting responsibly in our supply chain and sourcing activities, exercising sound judgment in our dealings in accordance with our ethical standards and the law.

Internal Management Systems: Our purchasing and supply chain organization is responsible for the coordination and management of Timken’s conflict minerals compliance program, which is led by a purchasing manager with support from associates in other functional areas, including legal, information technology, and engineering. Issues and concerns are brought to the attention of senior management in the Purchasing and Controller organizations. Training on conflict minerals compliance is conducted on a yearly basis with the employees that have purchasing responsibility.

Timken participates in industry efforts addressing conflict minerals compliance. Members of the conflict minerals compliance team participate in industry seminars to stay updated on new developments and exchange best practices.

Supplier Engagement: Timken’s expectations of suppliers relating to responsible 3TG sourcing are described in our conflict minerals policy statement. Our responsible 3TG sourcing requirements form part of our Supplier Code of Conduct, which is made available to all of our suppliers and is incorporated by reference into Timken’s standard terms and conditions of purchase, and standard purchasing contracts. Timken’s supplier selection process includes risk and feasibility reviews, and the creation of control plans where necessary. Our strategy is to establish long-term relationships with our suppliers, and where practicable, multi-year contracts are signed with suppliers for critical supply chains.

Company Level Grievance Mechanism: An email address (confminerals@timken.com) has been created to enable us to efficiently address supplier and customer questions relating to conflict minerals, as well as for the reporting of any concerns from other stakeholders. The Timken Helpline, which allows for reporting of concerns online, via email or via telephone and is available to persons both within and outside the company, is another company level mechanism for the reporting of any questions or concerns.

(ii)	Identify and assess risks in the supply chain

We sent each Impacted Supplier a form to complete, which included a series of questions seeking responsive information relating to the use and country of origin of any 3TG necessary to the functionality or production of that product, component or material, and required signed certifications as to the foregoing. We evaluated all the responses received, and conducted additional follow-up with Impacted Suppliers where necessary.

(iii)	Design and implement a strategy to respond to identified risks

Identified risks are reported to members of senior management. Based on guidance from management, the relationship with the Impacted Supplier is reviewed, and additional communications are conducted with the Impacted Supplier to obtain clarification and communicate expectations for risk management. Conflict minerals risk is assessed annually as part of our global compliance program.

(iv)	Carry out independent third-party audit of smelter’s/refiner’s due diligence practices

Due to our position in the supply chain, we rely on the Conflict-Free Sourcing Initiative (CFSI) program to determine whether smelters and refiners in our supply chain are compliant with the Conflict-Free Smelter Program assessment protocols and deemed to be conflict-free.

(v)	Report annually on supply chain due diligence

This CMR reports on supply chain due diligence for the year ended December 31, 2017, is available at the Company’s publicly available internet website at https://www.timken.com/about/global-citizenship/timken-conflict-minerals-policy/, and is filed with the Securities and Exchange Commission. We plan to report annually as required by law.

Section 5: Due Diligence Results

We have reviewed the information provided by Impacted Suppliers and conducted the due diligence described above. Responses received from most Impacted Suppliers did not give us reason to believe that the necessary 3TG in the products we manufacture or contract to manufacture may have originated from a Covered Country, and did not give us reason to believe that the necessary 3TG was not from recycled or scrap sources.

A supplier of components for certain wheel-end package bearings provided a 3TG disclosure that relates to all of the supplier’s 3TG sourcing at an entity-wide level, and is not specific to 3TG sourcing for the components supplied to us. Based on such disclosure, we are unable to determine with certainty the smelters from which the 3TG in the specific components supplied to us was sourced. While we have pressed the supplier for information that is specific to the components that they supply to us, the supplier has not been able to provide such specific information. Thus, we are unable to determine with certainty the country of origin of or the specific facilities used to produce the 3TG in question.

Section 6: Efforts to Determine the Mine or Location of Origin

Our efforts to determine the mine or location of origin of the 3TG in our supply chain include requiring Impacted Suppliers to provide information to us regarding the 3TG in the products or components that they sell to us, and the conduct of the due diligence measures described above.

Section 7: Steps to be Taken to Mitigate Risk

We intend to take the following steps that are designed to further mitigate the risk that the 3TG that is necessary to the products we manufacture or contract to manufacture do not benefit armed groups in the Covered Countries:

•	Continue to review the terms of our purchasing contracts in an effort to improve how conflict minerals requirements are addressed

•	Continue to educate and work with Impacted Suppliers who provided incomplete or insufficient information in an effort to obtain more complete and accurate information

•	Continue to identify ways to improve our risk management plan

•	Continue to educate internal stakeholders/associates through training